     As filed with the Securities and Exchange Commission on March 4, 1998

                                            Registration No.333-__________
================================================================================


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                          ____________________________

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                          ____________________________

                    HOME HEALTH CORPORATION OF AMERICA, INC.
             (Exact name of Registrant as specified in its charter)


                Pennsylvania                             23-2224800
       -------------------------------              ----------------------
       (State or other jurisdiction of                 (I.R.S. employer
        incorporation or organization                 Identification No.)


                   HOME HEALTH CORPORATION OF AMERICA, INC.
                     2200 RENAISSANCE BOULEVARD--SUITE 300
                   KING OF PRUSSIA, PENNSYLVANIA 19406-2755
                                (610) 272-1717
              (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)

                          ____________________________

                               BRUCE J. FELDMAN
                    PRESIDENT AND CHIEF EXECUTIVE OFFICER
                   HOME HEALTH CORPORATION OF AMERICA, INC.
                    2200 RENAISSANCE BOULEVARD--SUITE 300
                   KING OF PRUSSIA, PENNSYLVANIA 19406-2755
                                (610) 272-1717
          (Name, address, including zip code, and telephone number,
                  including area code, of agent for service)

                          ____________________________

                                  COPIES TO:
                             SOL GENAUER, ESQUIRE
                          MICHAEL MEDVECKUS, ESQUIRE
                         BLANK ROME COMISKY & MCCAULEY
                               ONE LOGAN SQUARE
                       PHILADELPHIA, PENNSYLVANIA 19103
                                (215) 569-5335
                          ____________________________


     Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

     If the only securities being registered on this Form are to be offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


________________________________________________________________________________

                        CALCULATION OF REGISTRATION FEE

                                                                   Proposed              Proposed maximum
       Title of each class               Amount to be          maximum offering         aggregate offering       Amount of
  of securities to be registered        registered(1)         price per share(2)             price(2)         registration fee
  ------------------------------      -----------------      -------------------       --------------------  ------------------
  Common Stock, no par
  value...............                  380,048 shares         $ 4.00 per share             $1,520,192            $448.46

________________________________________________________________________________

(1) This Registration Statement covers shares owned by certain selling stockholders which shares may be offered from time to time by the selling stockholders until the date on which all of the Shares included in the Registration Statement have been sold or are permitted to be sold under Rule 144.

(2) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933, as amended, based upon the last sale price of the Common Stock as reported by Nasdaq on February 27, 1998.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                               ---------------
                                  PROSPECTUS
                               ---------------

                   HOME HEALTH CORPORATION OF AMERICA, INC.
                        380,048 SHARES OF COMMON STOCK

     The shares offered hereby (the "Shares") consist of 380,048 shares of common stock, no par value (the "Common Stock"), of Home Health Corporation of America, Inc., a Pennsylvania corporation (the "Company"), which are owned by the selling stockholders listed herein under "Selling Stockholders" (collectively, the "Selling Stockholders"). The Shares may be offered from time to time by the Selling Stockholders until all the Shares have been sold or are permitted to be sold under Rule 144. Each Selling Stockholder is responsible for paying all expenses relating to the sale of the Shares including any commissions, discounts or other fees payable to broker-dealers and any attorney fees or other expenses incurred by such Selling Stockholder. The Selling Stockholders have also agreed to pay the fees and expenses incident to the registration of the Common Stock, including, without limitation, the filing of the Registration Statement of which this Prospectus is a part, and including all registration and filing fees, fees and expenses of compliance with state securities or "blue sky" laws, printing expenses, messenger and delivery expenses, fees and disbursements of counsel for the Company and all independent certified public accountants retained by the Company. The Company will not receive any of the proceeds from the sale of the Shares by the Selling Stockholders.

     The Selling Stockholders have not advised the Company of any specific plans for the distribution of the Shares covered by this Prospectus, but it is anticipated that the Shares will be sold from time to time primarily in transactions (which may include block transactions) on the Nasdaq National Market System ("Nasdaq") at the market price then prevailing, although sales may also be made in negotiated transactions or otherwise. The Selling Stockholders and the brokers and dealers through whom sale of the Shares may be made may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), and their commissions or discounts and other compensation may be regarded as underwriters' compensation. See "Plan of Distribution."

     SEE "RISK FACTORS" BEGINNING AT PAGE 4 OF THIS PROSPECTUS FOR A DISCUSSION OF CERTAIN INFORMATION THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.

     The Company's Common Stock is quoted on Nasdaq under the symbol "HHCA." On February 27, 1998, the last reported closing price of the Common Stock was $4.00 per share.

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                 THE DATE OF THIS PROSPECTUS IS MARCH 4, 1998.

                             AVAILABLE INFORMATION

     The Company has filed with the Securities and Exchange Commission
(the "Commission") a Registration Statement on Form S-3 under the Securities Act (the "Registration Statement") with respect to the registration of the Shares. This Prospectus constitutes a part of the Registration Statement and, in accordance with the rules of the Commission, omits certain of the information contained in the Registration Statement. For such information, reference is made to the Registration Statement and the exhibits thereto.

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Commission. The Registration Statement, as well as such reports, proxy statements and other information, can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60621, and at 75 Park Place, 14th Floor, New York, New York 10007. Copies of such material also can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Such materials and other information concerning the Company are also filed electronically with the commission and are accessible via the Worldwide
Web at http://www.sec.gov.   The Company's Common Stock is quoted on Nasdaq
under the symbol "HHCA," and such reports, proxy statements and other in formation can also be inspected at the office of Nasdaq Operations, 1735 K Street, N.W., Washington, D.C. 20006.


                    INCORPORATION OF DOCUMENTS BY REFERENCE

     The following documents and portions of documents filed by the Company with the Commission are hereby incorporated by reference into this Prospectus and made a part hereof: (i) the Annual Report on Form 10-K/A for the year ended June 30, 1997, (ii) the Quarterly Reports on Form 10-Q/A, for the quarters ended December 31, 1997 and September 30, 1997, (iii) the Current Reports on Form 8-K filed October 7, 1997 and March 3, 1998, and (iv) the description of the Common Stock contained under the heading "Description of Securities" in the Registration Statement on Form 8-A dated October 5, 1995.

     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing thereof. Any statement contained herein or in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this Prospectus, except as so modified or superseded.

     The Company hereby undertakes to provide without charge to each person, including any beneficial owner to whom a copy of this Prospectus has been delivered, upon written or oral request of such person, a copy of any or all of the information that has been incorporated by reference in this Prospectus (not including exhibits to such information unless such exhibits are specifically incorporated by reference into the information that this Prospectus incorporates). Written or oral requests for such copies should be directed to Home Health Corporation of America, Inc., 2200 Renaissance Boulevard, Suite 300, King of Prussia, Pennsylvania 19406-2755, Attention: Corporate Secretary, telephone (610) 272-1717.

            CAUTIONARY NOTICE REGARDING FORWARD-LOOKING STATEMENTS

     This Prospectus contains and incorporates by reference certain "forward-looking statements" within the meaning of Section 27A of the Securities Act and
Section 21E of the Exchange Act with respect to results of operations and businesses of the Company. All statements, other than statements of historical facts, included in this Prospectus, including those regarding market trends, the Company's financial position, business strategy, projected costs, and plans and objectives of management for future operations, are forward-looking statements. In general, such statements are identified by the use of forward-looking words or phrases including, but not limited to, "intended," "will," "should," "may," "expects," "expected," "anticipates," and "anticipated" or the negative thereof or variations thereon or similar terminology. These forward-looking statements are based on the Company's current expectations. Although the Company believes that the expectations reflected in such forward looking statements are reasonable, there can be no assurance that such expectations will prove to be correct. Because forward-looking statements involve risks and uncertainties, the Company's actual results could differ materially. Important factors that could cause actual results to differ materially from the Company's expectations ("Cautionary Statements") are disclosed under "Risk Factors," and elsewhere in this Prospectus including, without limitation, in conjunction with the forward-looking statements included in this Prospectus. These forward-looking statements represent the Company's judgment as of the date of this Prospectus. All subsequent written and oral forward-looking statements attributable to the Company or persons acting on behalf of the Company are expressly qualified in their entirety by the Cautionary Statements. The Company disclaims, however, any intent or obligation to update its forward-looking statements.

                                  THE COMPANY

     The Company is a leading provider of comprehensive home health care services and products, delivering nursing and related patient services, respiratory therapy, infusion therapy and durable medical equipment. The Company currently operates 57 branch locations in Florida, Pennsylvania, Delaware, New Jersey, Maryland, Massachusetts, New Hampshire, Texas and Illinois. The Company provides a "one-stop-shop" of cost effective, comprehensive home health care services and products. The Company operates regional "Coordinated Care Centers" which serve as focal points for managed care organizations, hospitals, physicians, discharge planners and other health care providers to efficiently arrange for the Company's services and products.

     At December 31, 1997, the Company had consolidated assets of approximately $140.2 million and consolidated shareholders' equity of approximately $28.9 million and employed approximately 3,100 full- and part-time persons.

     The Company's offices are located at 2200 Renaissance Boulevard, Suite 300, King of Prussia, Pennsylvania 19406, and its telephone number at that address is
(610) 272-1717.

     Additional information concerning the Company is included in documents previously filed by the Company with the Commission and which are incorporated by reference in this Prospectus. See "Available Information" and "Incorporation of Documents by Reference."


                                 RISK FACTORS

     In addition to the other information to this Prospectus, the following should be considered carefully by potential investors. Statements made herein should be considered as "forward-looking information." See "Cautionary Note Regarding Forward-Looking Statements."

     Medicare Reimbursement. Currently, Medicare reimburses participating Medicare-certified home health agencies for the reasonable costs incurred to provide covered visits to eligible beneficiaries, subject to certain cost limits which vary according to geographic regions of the country. The Company operates eleven Medicare-certified home health agencies, of which seven receive periodic interim payments ("PIP") from the Medicare program for services provided. PIPs are biweekly payments, the amounts of which are reviewed quarterly to reflect increases or decreases in the volume of nursing services provided. Because PIPs are paid biweekly, the arrangement has a substantially more favorable effect on the Company's cash flow than other payment arrangements. The Medicare program is scheduled to discontinue PIPs effective for the Company's cost reporting period beginning July 1, 2000. This change could result in a material adverse effect on the Company's cash flow.

     The Balanced Budget Act of 1997 (the "Budget Act"), enacted by Congress in 1997, mandated changes in the system of Medicare reimbursement for home health agencies. The Budget Act requires the Health Care Financing Administration ("HCFA") to implement a prospective payment system ("PPS") for home health agencies by October 1, 1999, with up to a four-year phase-in period.
Prospective rates determined by the Department of Health and Human Services ("HHS") would reflect a 15% reduction to the cost limits and per-patient limits in place as of September 30, 1999. In the event the implementation deadline is not met, the reduction will be applied to the reimbursement system then in place. The impact of such a change, if implemented, on the Company's results of operations cannot be predicted with any level of certainty at this time and would depend, to a large extent, on the reimbursement rates for home nursing services established on an interim basis and under the PPS. There can be no assurances that such reimbursement rates, if enacted, would cover the costs incurred by the Company to provide home nursing services.

     Until PPS takes effect on October 1, 1999, the Budget Act established an interim payment system (the "IPS") that provides for the lowering of reimbursement limits for home health visits. As amended, cost limit increases for fiscal 1995 and 1996 were eliminated. In addition, for cost reporting periods beginning on or after October 1, 1997, Medicare-reimbursed home health agencies will have their cost limits determined as the lesser of (i) actual costs (ii) 105% of median costs of freestanding home health agencies, or (iii) an agency-specific per-patient cost limit, based on 98% of 1994 costs adjusted for inflation. The new IPS cost limits will apply to the Company for the cost reporting period beginning July 1, 1998, except for the Company's Medicare-certified nursing agency located in Texas, for which the new cost limits apply for the cost reporting period beginning January 1, 1998.

     On the basis of various regulations and interpretations of the Budget Act which were published during the three months ended December 31, 1997, management estimated that the impact of the new IPS cost limits on the Company's reimbursement for home health visits at certain of the Company's Medicare-certified nursing agencies could exceed $5.0 million. After giving effect to the restructuring discussed below, management estimates that the aggregate impact of the new IPS cost limits on the Company's reimbursement will be between $2.0 million to $4.5 million, assuming no additional cost reductions are made during the remainder of fiscal 1998 or during fiscal 1999. Despite implementation by the Company of its restructuring plan, there can be no assurance that the new IPS cost limits will not have a material adverse effect on the Company's business, financial condition or results of operations.

     The Budget Act also provided for a 25% reduction in home oxygen reimbursement from the 1997 fee schedule effective January 1, 1998 and a further reduction of 5% effective January 1, 1999. Compounding these reductions is a freeze on consumer price index increases in oxygen reimbursement rates until the year 2003. Approximately 5.8% of the Company's net revenues are derived from reimbursement of oxygen services affected by the reduction in the fee schedule which could materially impact the profitability of these services. This reduction in oxygen reimbursement could have a material adverse effect on the Company's business, financial condition or results of operations.

     During the three months ended December 31, 1997, the Company developed and is implementing a restructuring plan to aggressively respond to reductions in Medicare reimbursement by fundamentally reshaping the Company for long-term growth in the changing reimbursement environment. This plan, as well as management's assessment of the continuing value of goodwill under the changing reimbursement environment, resulted in pre-tax accounting charges during the three months ended December 31, 1997 aggregating $28.4 million which were comprised of a writedown of goodwill of $23.5 million, restructuring costs of $3.7 million and the write-off of deferred costs aggregating $1.2 million, relating to the termination of a proposed acquisition. As part of its restructuring plan, the Company, where appropriate, is closing offices and reducing administrative personnel resulting in an expected annual reduction in operating costs aggregating approximately $4 million, which includes approximately $2 million related to the Medicare cost-reimbursed nursing agencies. Management believes that this plan, which is expected to be substantially implemented by the end of March 1998, will position the Company as a lower cost provider under the Medicare prospective payment system that is scheduled to be implemented October 1, 1999, as well as reduce the impact on the Company of the reduction in Medicare reimbursement for oxygen services and the IPS limits. However, despite implementation by the Company of its restructuring plan, there can be no assurance that such plan will adequately reduce costs or that the changes in reimbursement will not have a material adverse effect on the Company's business, financial condition or results of operations.

     Under the Budget Act, the Company is required to maintain surety bonds for each Medicare-certified nursing agency and durable medical equipment company. HCFA published final regulations on January 5, 1998, setting forth surety bond requirements for Medicare-certified nursing agencies. The regulations require a surety bond that is the greater of $50,000 or 15% of the Medicare revenues for the previous year. A separate bond must be secured for each Medicare provider number. Parallel requirements exist for each Medicaid provider. On January 20, 1998, HCFA published proposed regulations concerning surety bond requirements for durable medical equipment providers. The proposed regulations require durable medical equipment providers to maintain a surety bond that is the greater of $50,000 or 15% of Medicare revenues, with a cap of $3,000,000.

     The Company was required to have surety bonds in place no later than February 27, 1998 for its Medicare-certified nursing agencies, and has complied with these requirements. The aggregate cost of the required surety bonds was less than $100,000 for coverage from January 1, 1998 to June 30, 1998. A date has not been established for surety bond coverage for durable medical equipment providers as the proposed rules for such providers have not been finalized yet. Due to the nature of the surety bonds serving as a Medicare fraud and abuse deterrent and the potential for insurers to have significant risk under the bonds, many insurers are unwilling to provide surety bond coverage that complies with all the specifications of the regulation. As a result although the Company was able to obtain surety bond coverage that complies with the regulations, there can be no assurance that such coverage will be adequate or available to the Company in the future on satisfactory terms, if at all. Additionally, there can be no assurance that any potential judgments, settlements or costs relating to pending or future claims under these surety bonds will not have a material adverse effect on the Company's results of operations or financial condition.

          For cost reporting periods beginning on or after October 1, 1997, the Budget Act requires a home health agency to submit claims for payment for home health services only on the basis of the geographic location at which the service was furnished. HCFA has publicly expressed concern that some home health agencies are billing for services from administrative offices in locations with higher per-visit cost limitations than the cost limitations in effect in the geographic location of the home health agency furnishing the service. The Company is unable to determine the effect of the reimbursement impact resulting from payments for services based upon geographic location until HCFA finalizes related regulatory guidance. Any resultant reduction in the Company's cost limits could have a material adverse effect on the Company's business, financial condition or results of operations. However, until regulatory guidance is issued, the effect of such reductions cannot be predicted with any level of certainty.

     Various other provisions of the Budget Act may have an impact on the Company's business and results of operations. Venipuncture will no longer be a covered skilled nursing home care service unless it is performed in connection with other skilled nursing services. Additionally, payments will be frozen for durable medical equipment, excluding orthotic and prosthetic equipment, and payments for certain reimbursable drugs and biologicals will be reduced. Beginning with services furnished on or after January 1, 1998, coverage of home health services will be gradually shifted over a period of six years from Medicare Part A to Medicare Part B except for a maximum of 100 visits during a spell of illness after a three-day hospitalization initiated within 14 days after discharge or after receiving any covered services in a skilled nursing facility initiated within 14 days after discharge, each of which will continue to be covered under Medicare Part A and which is a reduction from the unlimited number of visits currently covered. Another provision of the Budget Act would reduce Medicare reimbursements to acute care hospitals for non-Medicare patients who are discharged from the hospital after a very short inpatient stay to the care of a home health agency. The impact of these reimbursement changes could have a material adverse effect on the Company's business, financial condition or results of operations. However, this impact cannot be predicted with any level of certainty at this time.

     In addition to the impact on health care reimbursement resulting from the Budget Act, as a result of changes in a federal policy, branch offices are required to be redesignated as separate providers and obtain separate licensure and separate provider agreements, adding costs to the Company's operations. There can be no assurance that these changes will not have a material adverse effect on the Company's business, financial condition or results of operations.

     Pricing Pressures. Medicare, Medicaid and other payors, including managed care organizations and traditional indemnity insurers, are attempting to control and limit increases in health care costs and, in some cases, are decreasing reimbursement rates. While the Company's net revenues from managed care organizations have increased and are expected by the Company to continue to increase, payments per visit from managed care organizations typically have been lower than cost-based reimbursement from Medicare and reimbursement from other payors for nursing and related patient services, resulting in reduced profitability on such services. In addition, payors and employer groups are exerting pricing pressure on home health care providers, resulting in reduced profitability. Such pricing pressures could have a material adverse effect on the Company's business, financial condition or results of operations.

     Collection and Adjustment of Accounts Receivable. The Company is paid for its services by Medicare, Medicaid, managed care organizations and other third-party payors. Reimbursement from Medicare and Medicaid for certain services is subject to audit and retroactive adjustment. Retroactive adjustments made to prior year cost reports could have a material adverse effect on the Company's business, financial condition or results of operations. In addition, the home health care industry is generally characterized by long collection cycles for accounts receivable due to the complex and time consuming requirements for obtaining reimbursement from private and governmental third party payors. At June 30, 1997, approximately 38.7% of the Company's net revenues were derived from managed care and other non-governmental payors. The Company is experiencing an increase in the length of time required to collect receivables owed by managed care organizations and other payors. The Company has implemented stronger controls in the distribution of products and services and has devoted increased resources to collection activities in an effort to obtain timely payment for the Company's products and services. There can be no assurance that these efforts will be successful. A continuation of the lengthening of the amount of time required to collect accounts receivable from managed care organizations and other payors could have a material adverse effect on the Company's business, financial condition or results of operations.

     Risks Associated with Managed Care Contracts. As an increasing percentage of patients become members of managed care organizations, the Company believes that it will be required to deliver its products and services to health maintenance organizations ("HMOs"), employer groups and other private third party payors on a capitated or other risk sharing basis. Under some of these arrangements, a health care provider accepts a predetermined amount per member per month in exchange for providing all covered services to beneficiaries of the payor during the month. Such arrangements pass much of the economic risk of providing care from the payor to the provider. To the extent that patients or enrollees covered by such contracts require more frequent or extensive care than is anticipated, additional costs would be incurred, resulting in a reduction in margins. In the worst case, net revenues associated with risk-sharing contracts or capitated provider networks would be insufficient to cover the costs of the services provided. Any such insufficiency in reimbursement for such services could have a material adverse effect on the Company.

     Healthcare Reform. Political, economic and regulatory influences are subjecting the health care industry in the United States to fundamental change. The Company anticipates that Congress and state legislatures will continue to review and assess alternative health care delivery and payment systems and will continue to propose and adopt legislation effecting fundamental changes in the health care delivery system in the future. Although the recently passed Budget Act contains numerous changes in reimbursement to health care providers and is expected to have a significant impact on the health care industry, additional changes may occur in the future. The level of net revenues and profitability of the Company, like those of other health care providers, will also be affected by the continuing efforts of other payors to contain or reduce the costs of health care by lowering reimbursement rates, slowing payment for services provided, increasing case management review of services and negotiating reduced contract pricing and capitation arrangements. The Company cannot predict the impact that present or future regulations may have on operations of the Company or on its plan to expand business activities.

     Dependence on Relationships with Referral Sources. The growth and profitability of the Company depends on its ability to establish and maintain close working relationships with referral sources, including payors, hospitals, physicians and other health care professionals. Managed care organizations, which are exerting an increasing amount of influence over the health care industry, have been consolidating to enhance their ability to impact the delivery of health care services. As managed care organizations have increased and continue to increase their market share in regions in which the Company operates, these organizations have become and will continue to become increasingly important to the Company as referral sources. From fiscal 1995 to fiscal 1997, the Company's net revenues derived from managed care organizations increased from 36.9% to 38.7%. There can be no assurance that the Company will be able to successfully maintain existing referral sources or develop and maintain new referral sources. During the three months ended December 31, 1997, the Company terminated relationships with certain of its managed care organization referral sources as a result of these managed care organizations not timely paying for products and services delivered to their members. As a result of these terminations and other factors which include a reduction in reimbursement rates by certain managed care organizations, losing certain contracts due to the Company's unwillingness to agree to rate reductions in connection with certain managed care contracts and a decline in cross-selling of these products and services to the Company's nursing patients during the transition to certain of the Company's regional coordinated care centers, the Company's internal growth rates during the three months ended December 31, 1997 declined to 4.2% from 14.5% for the comparable period in fiscal 1997. The loss of any significant existing referral sources or the failure to develop any new referral sources could have a material adverse effect on the Company's business, financial condition or results of operations.

     Potential Risks Associated with Acquisitions. The Company has followed a strategy of seeking to establish and increase market share through acquisitions in existing and new markets. During fiscal 1997, the Company entered the Texas and New England regions with five acquisitions, expanding its operations into Texas, Massachusetts, New Hampshire, Rhode Island and Maine. Additionally, during fiscal 1997, the Company expanded its ongoing operations in Pennsylvania, New Jersey, Maryland and the Tampa/St. Petersburg, Florida market with five acquisitions, and also expanded into Illinois as a result of a merger transaction. There were no acquisitions from July 1, 1997 through December 31, 1997. Since acquisitions involve numerous short-and long-term risks, including loss of referral sources, diversion of management's attention, failure to retain key personnel, loss of net revenues of the acquired companies, inability to integrate acquisitions (particularly management information systems) without material disruptions and unexpected expenses, the possibility of the acquired businesses becoming subject to regulatory sanctions, potential undisclosed liabilities and the continuing value of acquired intangible assets, there can be no assurance that the Company will be able to successfully integrate any such acquisitions or effectively manage such risks without experiencing a material adverse effect on the Company's business, financial condition or results of operations.

     As a result of the changing Medicare reimbursement environment, the Company expects a slowing of growth through acquisition. In addition, the Company is subject to restrictions in its senior credit facility which prohibits the Company from borrowing for acquisitions until certain conditions are met.

     Potential Risks Associated with Geographic Expansion. In connection with its acquisitions, the Company has expanded its operations into new geographic markets. In fiscal 1997 the Company entered the Texas and New England regions. When entering new geographic markets, the Company needs to establish relationships with new or additional referral sources and must rely on local management, who have important relationships with local referral sources. As a result, it is necessary for the Company to give a significant amount of autonomy to local managers. In addition, the Company is required to comply with laws and regulations of states that differ from those in which the Company operated prior to the acquisitions, and may face competitors with greater knowledge of such local markets. There can be no assurance that the Company will be able to establish referral sources, realize management efficiencies or otherwise establish a presence in these new geographic markets.

     Need for Additional Financing.   The Company's future capital requirements
will depend upon many factors, including the performance of the Company's business, as well as other factors that are not within the Company's control, including competitive conditions and regulatory or other government actions. In the event that the Company's internally generated funds and funds from any financings prove to be insufficient to fund the Company's growth and operations, then some or all of the Company's development and expansion plans could be delayed or abandoned, or the Company may be required to seek additional funds earlier than currently anticipated. Under the terms of its senior credit facility, the Company is prohibited from borrowing for acquisitions until certain conditions are met. On February 28, 1998, the Company had $79.1 million outstanding under its senior credit facility and $9.9 million available for working capital purposes.

     Risks Related to Goodwill. For the three months ended December 31, 1997 the Company wrote-off $23.5 million of goodwill recorded in connection with acquisitions. At December 31, 1997, after recording this write-down, goodwill resulting from acquisitions was approximately $48.1 million, or approximately 34.3% of total assets. Goodwill is the excess of cost over the fair value of the net assets of businesses acquired. There can be no assurance that the remaining balance of goodwill at December 31, 1997 will not be reduced for possible impairments which may occur in the future as a result of changes in reimbursement or other issues. This goodwill is being amortized on a straight-line basis over 20 to 25 years. The Company evaluates on a regular basis whether events and circumstances have occurred that indicate all or a portion of the carrying amount of goodwill may no longer be recoverable, in which case an additional charge to earnings would become necessary. Reimbursement regulations have been issued related to reimbursement for certain mobile diagnostic services. These regulations could eliminate payment for mobile diagnostic services to the Company. Goodwill associated with mobile diagnostic services acquisitions aggregates approximately

$1.1 million at December 31, 1997. Although at December 31, 1997 the net unamortized balance of goodwill is not considered to be impaired under generally accepted accounting principles, any such future determination requiring the write-off of a significant portion of unamortized goodwill could have a material adverse effect on the Company's financial condition or results of operations.

     Internal Growth Rates. The Company's internal growth rate for the three months ended December 31, 1997 decreased to 4.2% from 14.5% for the comparable period in fiscal 1997. The Company may continue to experience a decrease in the internal growth rate related to respiratory therapy services as a result of the reduction on January 1, 1998 in Medicare reimbursement for oxygen services. Additionally, the Company may experience a decrease in the internal growth rate for its Medicare-certified nursing agencies when it is subject to the IPS. Because of matters discussed herein that may be beyond the control of the Company, there can be no assurance that the Company can increase or maintain the internal growth rates at levels experienced in previous periods.

     Management of Rapid Growth. The Company has experienced rapid growth in its business and number of employees through acquisition and internal growth. Continued rapid growth may impair the Company's ability to efficiently provide its home health care services and products and to adequately manage its
employees.   While the Company is taking steps to manage its rapid growth, the
Company's business, financial condition or future results of operations could be materially adversely affected if it is unable to do so effectively.

     Competition. The home health care industry is highly competitive and includes national, regional and local providers. The Company competes with a large number of companies in all areas in which its operations are located. The Company's competitors include major national and regional companies, hospital-based programs, numerous local providers and nursing agencies. Some current and potential competitors have or may obtain significantly greater financial and marketing resources than the Company. In addition, relatively few barriers to entry exist in the home health care industry. Accordingly, other companies, including managed care organizations, hospitals, long-term care providers and health care providers that currently are not serving the home health care market, may become competitors. As a result, the Company could encounter increased competition in the future that may limit its ability to maintain or increase its market share or otherwise materially adversely affect the Company's business, financial condition or results of operations.

     Regulatory Environment. As a provider of services under Medicare and Medicaid, the Company is subject to extensive regulation at both the federal and state level. At the federal level, such laws include (i) the anti-kickback provisions of the Medicare Patient and Program Protection Act of 1987 (the "Anti-kickback Statute"), which generally prohibit the offer, payment, solicitation or receipt of any remuneration in return for the referral of items or services paid for in whole or in part under the Medicare or Medicaid programs, (ii) the Federal False Claims Act which prohibits the submission for payment to the federal government of fraudulent claims, and (iii) the law known as "Stark II," which generally prohibits referrals by a physician to providers of "designated health services" where the physician has a financial relationship with the provider. "Designated health services" under Stark II include home health care services and products provided by the Company. Violations of these provisions may result in civil and criminal penalties, loss of licensure and exclusion from participation in the Medicare and Medicaid programs.

     The federal government, private insurers and various state enforcement agencies have increased their scrutiny of provider business practices and claims, particularly in the areas of home health care and durable medical equipment in an effort to identify and prosecute parties engaged in fraudulent and abusive practices. In May 1995, the Clinton Administration instituted Operation Restore Trust ("ORT"), a health care fraud and abuse initiative focusing on nursing homes, home health care agencies and durable medical equipment companies. ORT which initially focused on companies located in California, Florida, Illinois, New York and Texas, the states with the largest Medicare populations, has been expanded to all 50 states. While the Company believes that it is in material compliance with such laws, there can be no assurance that the practices of the Company, if reviewed, would be found to be in full compliance with such laws, as such laws ultimately may be interpreted. It is the Company's policy to monitor its compliance with such laws and to take appropriate actions to ensure such compliance.

     Many states have also adopted statutes and regulations in various forms which prohibit provider referrals to an entity which the provider has a financial interest, remuneration or fee-splitting arrangements between health-care providers for patient referrals and other types of financial arrangements with health care providers. Sanctions for violations of these state regulations include loss of licensure and civil and criminal penalties.

     Additionally, HCFA has implemented "Wedge Surveys" in at least 13 states, including Connecticut, Florida, Tennessee, Illinois, Indiana, Massachusetts, Minnesota, Ohio, Oklahoma, Texas, Utah, Virginia and Wyoming. In these surveys, HCFA completes ORT-type surveys on a much smaller scale. Generally, HCFA reviews a small, limited number of claims over a two-month period and extrapolates the percentage which was paid in error to all claims paid for the period under review. Assuming the reviewer uncovered nothing significant, the home health agency then has the option to repay the amount determined by HCFA or undergo a broader review of its claims. If the survey uncovers significant problems, the matter may be referred for further review.

     Permits and Licensure. The federal government and all states regulate various aspects of the home health care industry. Such regulations include federal and state laws covering the dispensing of drugs and the operation of pharmacies, as well as state laws which may impose licensure requirements on home health care agencies and on certain types of health care practitioners employed by the Company. There can be no assurance that either the federal government or the states will not change current interpretations of existing regulations or impose additional regulations on the Company's activities which also could materially adversely affect the Company's business, financial condition or results of operations.

     Geographic Concentration. Approximately $57.5 million, or 38.3%, of the Company's net revenues in fiscal 1997 were derived from the Company's operations in Florida and approximately

$95.4 million, or 63.5%, of the Company's net revenues in fiscal 1997 were derived from the Company's operations in Florida and Pennsylvania. Unless and until the Company's operations become more diversified geographically (as a result of acquisitions or internal expansion), adverse economic, regulatory, or other developments in Florida or Pennsylvania could have a material adverse effect on the Company's financial condition or results of operations.

     Potential Volatility in Stock Price. The Company's stock price has been subject to some volatility. If net revenues or earnings fail to meet expectations of the investment community, or if the Company announces other information that may be deemed to be negative by the investment community, such as the issuance of additional common stock, or other changes in the Company's capital structure, there could be an immediate and significant adverse impact on the trading price for the Company's Common Stock. Regardless of the Company's performance, broad market fluctuations and general economic or political conditions as well as health care related market announcements from time to time may also adversely affect the price of the Company's Common Stock. As a result, changes in the Company's stock price can be sudden and unpredictable.

     Seasonality. Results of operations for any quarter are not necessarily indicative of results of operations for any future period or for a full fiscal year. The Company has experienced and expects to continue to experience lower same store net revenues during the first fiscal quarter which ends on September 30 as compared to the preceding quarter due to fewer referrals during the summer months. The results for the first quarter of fiscal 1997 and 1998 do not reflect this seasonality due to the growth in volume following acquisitions in fiscal 1996 and 1997. Net income in the first quarter of fiscal 1997 and 1998 did not increase proportionately to net revenues as a result of duplicative costs relating to the acquisitions which were not yet eliminated. The Company anticipates that the effects of seasonality will continue for the foreseeable future.

     Dependence on Key Personnel. The Company's success is highly dependent on its President, Chief Executive Officer and Chairman of the Board, Bruce J. Feldman and a number of its other key management and professional personnel. The loss of one or more of these personnel could have a material adverse effect on the Company's business, financial condition or results of operations. The Company's success will also depend in part on its ability to attract and retain additional qualified management and professional personnel. Competition for such personnel in the home health care industry is strong. There can be no assurance that the Company will be successful in attracting or retaining the personnel it requires.

     Potential Liability. The Company could be subject to liability from judgments, settlements or costs relating to legal proceedings arising in connection with its business. While the Company maintains commercial general liability and professional liability insurance policies with coverages and limits it believes are adequate to cover the risks of its business, there can be no assurance that any such insurance will be sufficient to cover any judgments, settlements or costs relating to any legal proceedings or that any such insurance will be available to the Company in the future on satisfactory terms, if at all. In addition, while health care professionals with whom the Company has contracted must provide evidence that they carry at least $1.0 million of insurance coverage, although there is no assurance that such providers will continue to do so, or that such insurance is, or will continue to be, adequate or available to protect the Company, or that the Company will not have liability independent of that of such providers and/or their insurance coverage. Any judgments, settlements or costs relating to pending or future legal proceedings which are not covered by insurance could have a material adverse effect on the Company's business, results of operations or financial condition.

     Potential Effect of Anti-Takeover Provisions; Issuance of Preferred Stock. Certain provisions of the Pennsylvania Business Corporation Law, the Company's Amended Articles of Incorporation and the Company's Restated Bylaws, such as a staggered board of directors and limitations on stockholder actions and proposals, may have the effect of discouraging, delaying or preventing a change of control of the Company which could adversely affect the market price of the Common Stock. In addition, the Board of Directors has the authority to issue shares of preferred stock without shareholder approval and upon such terms as the Board of Directors may determine. While the Company has no present plans to issue any shares of preferred stock, the rights of the holders of the Company's Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any preferred stock that may be issued in the future.

                                 USE OF PROCEEDS

     The Company will not receive any proceeds from the sale of the Shares by the Selling Stockholders.

                             SELLING STOCKHOLDERS


     Common Stock being offered by the Selling Stockholders was acquired by them as a result of the acquisition by the Company of Nahatan Drug, Inc. In addition to the shares indicated in the table below, the Selling Stockholders may be entitled to receive additional shares from the Company pursuant to a Subscription Agreement, dated March 27, 1997, among the Selling Stockholders and the Company (the "Subscription Agreement"). The Subscription Agreement provides that if (i) the Selling Stockholders sell any of the Shares within twenty days after the effectiveness of the Registration Statement, and (ii) the Fair Market Value (as defined in the Subscription Agreement) of the Company's Common Stock is less than $11.00 per share, then the Company must issue additional shares of Common Stock to the Selling Stockholders. The aggregate number of additional shares that must be issued to the Selling Stockholders would be obtained by dividing (a) the product of 285,036 multiplied by the difference between the Fair Market Value and $11.00, by (b) the Fair Market Value. By way of example, if, after a sale of Common Stock by a Selling Stockholder within twenty days after the effective date of the Registration Statement, the Fair Market Value is determined to be $4.00, the last reported sale price on Nasdaq of the Common Stock on February 27, 1998, then the Company would be obligated to issue to the Selling Stockholders an additional 498,813 shares of Common Stock.

     The Shares are being registered to permit public secondary trading in the Shares and the Selling Stockholders may offer the Shares for resale from time to time. See "Plan of Distribution."

     The following table sets forth certain information as of the date of this Prospectus regarding the ownership of shares of the Common Stock by each Selling Stockholder and as adjusted to give effect to the sale of the shares offered hereby.

                            # OF SHARES
       NAME                    OWNED           # OF SHARES           # OF SHARES          % OF SHARES
        OF                    BEFORE          BEING OFFERED          OWNED AFTER          OWNED AFTER
 SELLING STOCKHOLDER        THE OFFERING         FOR SALE            THE OFFERING        THE OFFERING
---------------------     ----------------   ---------------       ----------------    ---------------
Joseph Falkson               182,423              182,423                ---                   ---

Susan Falkson                 45,607               45,607                ---                   ---

Michael Falkson               76,009               76,009                ---                   ---

Peter Falkson                 76,009               76,009                ---                   ---

                              PLAN OF DISTRIBUTION


     The Shares offered hereby by the Selling Stockholders may be sold from time to time by the Selling Stockholders, or by pledgees, donees, transferees or other successors in interest. Such sales may be made from time to time, pursuant to this Prospectus or Rule 144 under the Securities Act (or any other applicable exemption from registration under the Securities Act), in the over-the-counter market, on any exchange or quotation system on which the Common Stock may be admitted for trading otherwise at prices and at terms then prevailing or at prices related to the then-current market price, or in negotiated transactions. The Shares may be sold by one or more of the following methods, without limitation: (a) a block trade in which the broker-dealer so engaged will attempt to sell the Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus; (c) ordinary brokerage transactions and transactions in which the broker solicits purchasers; and (d) face-to-face transactions between the Selling Stockholders and purchasers without a broker-dealer. In effecting sales, brokers or dealers engaged by the Selling Stockholders may arrange for other brokers or dealers to participate. Such brokers or dealers may receive commissions or discounts from the Selling Stockholders in amounts to be negotiated immediately prior to the sale. Such brokers or dealers and any other participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act, in connection with such sales. In addition, any securities covered by this Prospectus that qualify for sale pursuant to Rule 144 might be sold under Rule 144 rather than pursuant to this Prospectus.

     Upon the Company being notified by a Selling Stockholder that any material arrangement has been entered into with a broker or dealer for the sale of Shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplemented Prospectus will be filed, if required, pursuant to Rule 424(c) under the Securities Act, disclosing (a) the name of each such broker-dealer, (b) the number of Shares involved, (c) the price at which such Shares were sold, (d) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable,
(e) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this Prospectus, as supplemented, and (f) other facts material to the transaction.

     The Registration Statement shall remain effective until the date on which all of the Shares included in the Registration Statement have been sold or are permitted to be sold under Rule 144.

     Approximately 142,518 shares (or 37.5%) of the 380,048 Shares being registered under the Registration Statement are subject to an Escrow Agreement dated as of March 27, 1997 among the Company, the Selling Stockholders and a national bank serving as escrow agent (the "Escrow Agreement"). Such shares are to be held by the escrow agent under the Escrow Agreement until January 2, 1999, unless the Selling Stockholders deposit cash in lieu of such shares with the escrow agent at the rate of $10.25 per share.

     Each Selling Stockholder is required to pay all expenses relating to the sale of the shares including any commissions, discounts or other fees payable to broker-dealers and any attorney fees or other expenses incurred by such Selling Stockholder. In addition, the Selling Stockholders are required to pay all expenses incident to the registration of the Common Stock, including, without limitation, the filing of this Registration Statement, including all registration and filing fees, fees and expenses of compliance with state securities or "blue sky" laws, printing expenses, messenger and delivery expenses, fees and disbursements of counsel for the Company and all independent certified public accountants retained by the Company.

     The Company has agreed to indemnify the Selling Stockholders in certain circumstances, against certain liabilities, including liabilities arising under the Securities Act. Each Selling Stockholder has agreed to indemnify the Company and its directors, and its officers who sign the Registration Statement against certain liabilities, including liabilities arising under the Securities Act.

                                 LEGAL MATTERS

     An opinion has been rendered by the law firm of Blank Rome Comisky & McCauley, LLP, One Logan Square, Philadelphia, Pennsylvania, to the effect that the shares of Common Stock offered by the Selling Stockholders hereby are legally issued, fully paid and non-assessable.

                                 EXPERTS

     The consolidated balance sheets as of June 30, 1997 and 1996 and the consolidated statements of income, retained earnings and cash flows for each of the three years in the period ended June 30, 1997, incorporated by reference in this prospectus, have been incorporated herein in reliance upon the report of Coopers & Lybrand L.L.P., independent accountants, given on the authority of such firm as experts in accounting and auditing.

No dealer, salesman or other person has been authorized to give any information or to make any representations other than those contained in this Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or the Selling Stockholders. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy to any person in any jurisdiction in which such offer or solicitation would be unlawful or to any person to whom it is unlawful. Neither the delivery of this Prospectus nor any offer or sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company or that information contained herein is correct as of any time subsequent to the date hereof.

                               TABLE OF CONTENTS

                                                                 Page
                                                                 ----
Available Information............................................ 2
Incorporation of Documents
 by Reference.................................................... 2
Cautionary Notice Regarding Forward
 Looking Statements.............................................. 3
The Company...................................................... 4
Risk Factors..................................................... 4

Use of Proceeds..................................................14
Selling Stockholders.............................................15
Plan of Distribution.............................................16
Legal Matters....................................................17
Experts..........................................................17

                                380,048 SHARES


                            HOME HEALTH CORPORATION
                               OF AMERICA, INC.


                                 Common Stock


                                  ___________

                                  PROSPECTUS
                                  ___________

                                 PART II


                    INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table shows the estimated expenses of the issuance and distribution of the securities offered hereby.

Registration expenses....................................       $    450
Legal fees and expenses..................................          8,000
Accounting fees and expenses.............................         10,000
Printing fees and expenses...............................          8,000
Miscellaneous............................................            250
                                                                --------
Total....................................................       $ 26,700
                                                                ========


ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Sections 1741 through 1750 of Subchapter D, Chapter 17, of the Pennsylvania Business Corporation Law of 1988 (the "BCL") contain provisions for mandatory and discretionary indemnification of a corporation's directors, officers and other personnel, and related matters.

     Under Section 1741, subject to certain limitations, a corporation has the power to indemnify directors and officers under certain prescribed circumstances against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with an action or proceeding, whether civil, criminal, administrative or investigative, to which any of them is a party by reason of his being a representative, director or officer of the corporation or serving at the request of the corporation as a representative of another corporation, partnership, joint venture, trust or other enterprise, if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful. Under Section 1743, indemnification is mandatory to the extent that the officer or director has been successful on the merits or otherwise in defense of any action or proceeding if the appropriate standards of conduct are met.

     Section 1742 provides for indemnification in derivative actions except in respect of any claim, issue or matter as to which the person has been adjudged to be liable to the corporation unless and only to the extent that the proper court determines upon application that, despite the adjudication of liability but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for the expenses that the court deems proper.

     Section 1744 provides that, unless ordered by a court, any indemnification under Section

1741 or 1742 shall be made by the corporation only as authorized in the specific case upon a determination that the representative met the applicable standard of conduct, and such determination will be made by the board of directors (i) by a majority vote of a quorum of directors not parties to the action or proceeding;
(ii) if a quorum is not obtainable, or if obtainable and a majority of disinterested directors so directs, by independent legal counsel; or (iii) by the shareholders. Section 1745 provides that expenses incurred by an officer, director, employee or agent in defending a civil or criminal action or proceeding may be paid by the corporation in advance of the final disposition of such action or proceeding upon receipt of an undertaking by or on behalf of such person to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the corporation.

     Section 1746 provides generally that, except in any case where the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness, the indemnification and advancement of expenses provided by Subchapter 17D of the BCL shall not be deemed exclusive of any other rights to which a person seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of shareholders of disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding that office.

     Section 1747 also grants to a corporation the power to purchase and maintain insurance on behalf of any director or officer against any liability incurred by him or her in his or her capacity as officer or director, whether or not the corporation would have the power to indemnify him or her against the liability under Subchapter 17D of the BCL.

     Section 1748 and 1749 extend the indemnification and advancement of expenses provisions contained in Subchapter 17D of the BCL to successor corporations in fundamental changes and to representatives serving as fiduciaries of employee benefit plans.

     Section 1750 provides that the indemnification and advancement of expense provided by, or granted pursuant to, Subchapter 17D of the BCL, shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs and personal representative of such person.

     The Company's Bylaws provide in general that the Company shall indemnify its officers and directors to the fullest extent authorized by law.

     The Company currently has directors' and officers' liability insurance which covers certain liabilities, including liabilities to the Company and its shareholders, in the amount of $5 million.

ITEM 16. EXHIBITS.

NUMBER   DOCUMENT
------   --------

  5.1 Opinion of Blank Rome Comisky & McCauley LLP as to the validity of the issuance of the shares of Common Stock to be registered.

 23.1    Consent of Coopers & Lybrand L.L.P.

 23.2    Consent of Blank Rome Comisky & McCauley (included in Exhibit 5.1).

 24.1    Power of attorney of certain signatories (included on the Signature
         Page).


ITEM 17. UNDERTAKINGS.

The undersigned registrant hereby undertakes that:

     (1) For purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (2) For the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

     (4) It will remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (5) It will include any material information with respect to the plan of distribution by means of a post-effective amendment not previously disclosed in this registration statement or any material change to such information in this registration statement.

     (6) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                       SIGNATURES AND POWER OF ATTORNEY


     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in King of Prussia, Pennsylvania, on the date indicated.



                                   HOME HEALTH CORPORATION OF AMERICA, INC.



Date: March 3, 1998
                                   By: /s/ Bruce J. Feldman
                                      ___________________________________

                                         Bruce J. Feldman
                                         President and Chief Executive Officer
                                         (Duly authorized as
                                         Principal Accounting Officer)



     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Bruce J. Feldman, his true and lawful attorney-in-fact and agent, with full power of substitution or resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documentation in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

     SIGNATURE                  CAPACITY                              DATE
     ---------                  --------                              ----
/s/ Bruce J. Feldman            Chairman of the Board,                March 3, 1998
--------------------            President  and
Bruce J. Feldman                Chief Executive Officer
                                (Principal Executive Officer,
                                duly authorized as Principal
                                   Accounting Officer)

/s/ G. Michael Bellenghi
__________________________      Director                              March 3, 1998
G. Michael Bellenghi

/s/ Harvey Machaver
__________________________      Director                              March 3, 1998
Harvey Machaver

/s/ Joseph Trustey
__________________________      Director                              March 4, 1998
Joseph Trustey

                                 EXHIBIT INDEX


NUMBER    DOCUMENT
------    --------

  5.1     Opinion of Blank Rome Comisky & McCauley.

 23.1     Consent of Coopers & Lybrand L.L.P.

 23.2     Consent of Blank Rome Comisky & McCauley LLP (included in Exhibit
            5.1).

 24.1     Power of attorney of certain signatories (included on the Signature
            Page).